Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the securities of Converted Organics Inc., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 9th day of December 2011.

The Magliochetti Family 2009
Irrevocable Trust dated 01/12/09

By:	/s/Peter S. Johnson
Peter S. Johnson
Trustee

LAM 2005 Trust dated 02/15/05

By:	/s/Peter S. Johnson
Peter S. Johnson
Trustee

ORM 2005 Trust dated 02/15/05

By:	/s/Peter S. Johnson
Peter S. Johnson
Trustee

/s/Peter S. Johnson
Peter S. Johnson

/s/Frank P. Magliochetti
Frank P. Magliochetti

/s/Laura A. Magliochetti
Laura A. Magliochetti

/s/Olivia R. Magliochetti
Olivia R. Magliochetti